Exhibit 4.1

AMENDMENT
TO THE $110,000 PROMISSORY NOTE DATED January 21, 2015

The parties agree that the $110,000 Promissory Note by and between Innovus Pharmaceuticals, Inc. (“Company”) and Vista Capital Investments, LLC (“Holder”) is hereby amended as follows:

Maturity: Company and Holder agree that the maturity and repayment of the Note shall be amended as follows:

-	$50,000 shall be paid by Company to Holder on July 31, 2015
-	$22,933 shall be paid by Company to Holder on September 1, 2015
-	$22,933 shall be paid by Company to Holder on October 1, 2015
-	$22,933 shall be paid by Company to Holder on November 1, 2015

Inducement: As inducement to enter into this Amendment, Holder shall issue and ship via overnight carrier a certificate in the amount of 100,000 (one hundred thousand) restricted common shares in the Company, in the name of Vista Capital Investments, LLC, on or before August 5, 2015.

ALL OTHER TERMS AND CONDITIONS OF THE $110,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated August 2, 2015 by signing below:

/s/ Bassam B. Damaj	/s/ David Clark
Dr. Bassam B. Damaj Ph.D. Innovus Pharmaceuticals, Inc.	David Clark Vista Capital Investments, LLC
Chief Executive Officer	Principal